EXHIBIT 99.1


ADA-ES ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS;
PROJECTS 30% INCREASE IN 2004 REVENUES

LITTLETON, CO - March 5, 2003 - ADA-ES, Inc. (OTCBB:ADES) today announced financial results for the fourth quarter and year ended December 31, 2003. See attached tables.

For the fourth quarter, total revenues were $1.5 million versus $1.8 million in the fourth quarter of 2002. While revenues rose in the Company's mercury emission control segment and combustion aids segment, flue gas conditioning revenues declined as expected due to a large non-recurring equipment sale in the fourth quarter of 2002, as well as sales to a temporary chemicals customer last year. Income before a $93,000 tax benefit in the fourth quarter of 2003 was $79,000 or $.02 per diluted share. After the benefit, net income was $172,000 or $.05 per diluted share versus $144,000 or $.04 per diluted share in the final quarter of last year. The fourth quarter represented the Company's eighth consecutive quarter of profitability.

For fiscal year 2003, total revenues increased 3% to $5.9 million from $5.7 million in the prior year. Income before the aforementioned tax benefit was $316,000 or $.09 per diluted share. After the benefit, net income was $409,000 or $.12 per diluted share compared to $470,000 or $.14 per diluted share last year.

Dr. Michael Durham, President of ADA-ES, stated, "We are pleased with the revenue growth we achieved in our mercury emission control segment in the quarter and year as a whole - 44% and 43%, respectively. We expect this segment, which generated 59% of total revenues in 2003, to continue to be our largest revenue source due to our ongoing success with testing mercury control technology at various power plants across the country."

Dr. Durham continued, "2003 was an exciting year in ADA-ES' development. In order to focus on the market potential related to pending mercury emission regulations, we spun-off from Earth Sciences and began operating and trading as a separate company. Throughout the year, we took a number of steps to enhance our position in the mercury emission control market including acquiring the mercury measurement business of EMC, forming a technology/marketing agreement with Dominion Ash and expanding our relationship with Arch Coal through Arch's investment in the Company. Additionally, in partnership with ALSTOM Environmental Control Systems, we won a Department of Energy National Energy Technology Laboratory agreement to perform longer-term sorbent-based mercury control technology testing for coal-fired power plants, which, assuming continued government and industry support, we expect to contribute $7.4 million in revenues to ADA-ES over the next three years."


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ADA-ES, Inc. News Release					  	Page 2
March 5, 2003

Mark McKinnies, CFO of ADA-ES, commented, "We closed the year with working capital of $1.4 million, up from $559,000 at the end of last year. We achieved positive cash flow from operations for the fourth consecutive year, and anticipate this trend to continue."

Dr. Durham concluded, "We are enthusiastic about the Company's near and long-term business prospects. Based on current contracts for mercury measurement and control as well as additional agreements we anticipate executing in the near future, we expect total revenues to increase approximately 30% in 2004. We look forward to updating you with our progress."

Conference Call
Management will conduct a conference call on Friday, March 5, 2004 at 11:00 a.m. ET to discuss the financial results and recent developments. Interested parties may participate in the call by dialing 973-317-5319 - please call in 10 minutes before the call is scheduled to begin, and ask for the ADES call. The conference call will also be broadcast live over the Internet via the Investor Information section of ADA-ES' website at www.adaes.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company's web site.

About ADA-ES
Headquartered in Littleton, Colorado, ADA-ES, Inc. develops and implements proprietary environmental technology and specialty chemicals that mitigate the environmental impact from electric power and industrial companies while reducing operating costs.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements in this document that are based on information the Company believes reasonable, but such projections and statements involve significant uncertainties. Actual events or results - including predicted revenues and achievement of positive cash flow - could differ materially from those discussed in the forward-looking statements as a result of various factors including but not limited to changing market demand for ADA-ES chemicals and systems and changes in technology, laws or regulations, demand for the company's securities, and other factors discussed in the company's filings with the U.S. Securities and Exchange Commission.

Contact:
ADA-ES, Inc.                                 Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President     The Equity Group Inc.
Mark H. McKinnies, CFO                       www.theequitygroup.com
(303) 734-1727                               Loren G. Mortman,
www.adaes.com                                (212) 836-9604
                                             LMortman@equityny.com
                                             Lauren Barbera,
                                             (212) 836-9610
                                             LBarbera@equityny.com

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ADA-ES, Inc. News Release                                               Page 3
March 5, 2004

                       ADA-ES, Inc. and Subsidiary
                     Consolidated Statements of Operations
                                  (unaudited)
                  (amounts in thousands, except per share amounts)

                                         Fourth Quarter Ended    Year Ended
                                              December 31,      December 31,
	                                      2003      2002      2003     2002
REVENUES:
     Flue gas conditioning                 $  503    1,178     2,037    3,023
     Mercury emission control                 885      616     3,437    2,410
     Combustion aids and other                 89       32       389      267
                                            -----    -----     -----    -----
        Total revenues                      1,477    1,826     5,863    5,700

COST AND EXPENSES:
    Operating                                 763    1,104     3,113    3,060
    General and administrative                567      539     2,130    1,941
    Research & development                     44       15       170       93
    Depreciation and amortization              39       26       130      113
                                            -----    -----     -----    -----
             Total expenses                 1,413    1,684     5,543    5,207
                                            -----    -----     -----    -----
OPERATING INCOME                               64      142       320      493
OTHER INCOME (EXPENSE):
    Interest expense                          (20)      (1)      (27)     (26)
    Other, net                                 35        3        23        3
                                            -----    -----     -----    -----
     Total other income (expense)              15        2        (4)     (23)
                                            -----    -----     -----    -----
INCOME BEFORE TAX                          $   79      144       316      470

PROVISION FOR TAX BENEFIT                      93       --       93       --
                                            -----    -----     -----    -----
NET INCOME                                 $  179      144       409      470
                                           ======   ======    ======   ======
NET INCOME PER COMMON Share (as adjusted,
 Basic and Diluted):                        $ .05      .04       .12      .14
                                             ====     ====      ====     ====
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING, adjusted (000's):             3,582    3,344     3,412    3,344
                                           ======   ======    ======   ======

See notes accompanying ADA-ES' consolidated financial statements in its Form 10-KSB for December 31, 2003.



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ADA-ES, Inc. News Release                                              Page 4
March 5, 2004


                             ADA-ES, Inc. and Subsidiary
                             Consolidated Balance Sheets
                                     (unaudited)
                               (amounts in thousands)
                                                           12/31/03   12/31/02

                            ASSETS

CURRENT ASSETS:
  Cash, and cash equivalents                              $   777   $   325
  Trade receivables, net of allowance for doubtful
   accounts of $5                                           1,065     1,081
  Prepaid expenses, inventory and other                       199       167
                                                             ----      ----
      Total current assets                                  2,041     1,573

PROPERTY AND EQUIPMENT, at cost                             1,251       950
    Less accumulated depreciation and amortization           (791)     (678)
                                                           ------    ------
          Net property and equipment                          460       272

GOODWILL, net of amortization                               2,024     2,024
INTANGIBLE ASSETS, net of amortization                        112        88
DEFERRED TAX BENEFIT AND OTHER ASSETS                          63        17
                                                           ------    ------
TOTAL ASSETS                                              $ 4,700  $  3,974
                                                           ======    ======

           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable, and current portion of long-term debt    $   122  $      4
  Accounts payable                                            162       454
  Accrued expenses                                            214       173
  Deferred revenues                                           185       383
                                                            -----     -----
      Total current liabilities                               683     1,014

LONG-TERM LIABILITIES:
  Notes payable - affiliates                                  305        --
  Notes payable - bank                                        491        --
  Other                                                       248        10
                                                            -----     -----
	                                                      1,044        10
STOCKHOLDERS' EQUITY:
  Common stock, no par value                                4,467     5,326
  Receivable from parent                                       --      (473)
  Accumulated deficit                                      (1,494)   (1,903)
                                                           ------    ------
Total stockholders' equity                                  2,973     2,950
                                                           ------    ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 4,700  $  3,974
                                                           ======    ======

See notes accompanying ADA-ES' consolidated financial statements in its Form 10-KSB for December 31, 2003.

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